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                                                                     Exhibit 3.5
                          CERTIFICATE OF INCORPORATION

                                       OF

                             ICS TECHNOLOGIES, INC.


1. The name of the corporation is ICS TECHNOLOGIES, INC.

2. The address of its registered office in the State of Delaware is Suite 10A, 2500 West Fourth Street, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Robert C. Campbell.

3. The nature of the business or purposes to be conducted or promoted is:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


4. The total number of shares of common stock which the Corporation shall have authority to issue is Ten Thousand (10,000) and the par value of each of such share is One Cent ($0.01) amounting in the aggregate to One Hundred Dollars ($100.00).

5. The name and mailing address of the incorporator is as follows:

              NAME                                 MAILING ADDRESS
              ----                                 ---------------

        Paula L. Tanksley                   McCausland, Keen & Buckman
                                            Five Radnor Corporate Center
                                            Suite 500, 100 Matsonford Road
                                            Radnor, PA 19087

6. The Corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

8. Elections of directors need not be by written ballot unless the by-law of the Corporation shall so provide.
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9. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

10. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 25th day of June, 1992.


                                                    /s/ Paula L.Tanksley
                                                    ---------------------------
                                                        Paula L. Tanksley